Mosaic

Market Mosaic

October 2014



Potential Impact of Lower Crop Prices on P&K Demand



Market Mosaic is a newsletter published for our customers, suppliers and stakeholders by the Market and Strategic Analysis group of The Mosaic Company. Some issues assess the near term outlook for agricultural and plant nutrient markets while others take an in-depth look at a topic of special interest to our readers.

This issue examines the impact of lower agricultural commodity prices on phosphate (P) and potash (K) demand. Some analysts are predicting large cutbacks in P&K use in 2014/15. That risk no doubt exists, but there are several agronomic and economic reasons why reductions may be far less than these dire forecasts.

Michael R. Rahm
Vice President, Market and Strategic Analysis

Andy J. Jung
Director, Market and Strategic Analysis

Josh Paula
Market Analyst Lead

Mathew Philippi
Market Analyst

Agricultural commodity prices have trended downward during the last two years as a result of back-to-back record harvests. The charts show that farmers began to make input decisions for their 2013 crops during the fall of 2012 based on new crop corn prices in the $6.00-$6.50 per bushel range and new crop soybean prices in the $13.50-$14.00 per bushel range. Prices of the major grain and oilseed crops had spiked to record levels in 2012 due to the severe drought in the United States as well as poor weather in several other regions.

In response to these elevated prices, farmers planted record area and applied more technology to crops in 2013. Favorable weather in most of the major growing regions produced yields that exceeded trend not only for the first time in three years but also by the widest margin since 2004. As a result, the global harvest took a giant step up in 2013, and grain and oilseed prices dropped from 2012 peaks. Farmers began to make input decisions for their 2014 crops based on new crop corn prices in the $4.50-$5.00 per bushel range and new crop soybean prices in the $11.50-$12.00 per bushel range – down about 25% and 15%, respectively, from a year earlier.


New Crop Corn Prices
Daily Close of the New Crop Contract
(Sep 1 - Aug 31)
$ BU
7.0
6.0
5.0
4.0
3.0
Source: CME
S O N D J F M A M J J A
2013
2014
2015


New Crop Soybean Prices
Daily Close of the New Crop Contract
(Sep 1 - Aug 31)
$ BU
14
13
12
11
10
9
Source: CME
S O N D J F M A M J J A
2013
2014
2015

The latest USDA statistics indicate that the 2014 harvest will exceed last year's record-smashing crop, thanks largely to an ideal growing season in the United States. As a consequence, global grain and oilseed inventories are projected to climb to the highest level since the turn of the century, and agricultural commodity prices have ratcheted down another notch. In fact, farmers today are making input decisions for their 2015 crops based on new crop corn prices in the $3.50-$4.00 per bushel range

– *continued inside*

and new crop soybean prices in the $9.25-10.00 per bushel range – down another 20% from last year’s lower levels. Lower agricultural commodity prices have fueled much speculation about how farmers will adjust operations in 2014/15. Significant declines in farm-gate prices no doubt will drive adjustments such as lower land rents, the deferral of equipment purchases, changes in crop mix, and a recalibration of optimum input usage. Some analysts project that these adjustments will include large cutbacks in phosphate (P) and potash (K) use partly due to the perception that these nutrients, if not taken up by plants, will carry over from one year to the next. Furthermore, these analysts assume that levels of P&K in the soil solution will be more than adequate to feed next year’s crop – despite record withdrawals by two record-smashing harvests as well as the widespread use of precision application technologies during the last few years. The risk of cutbacks no doubt exists, but there are several agronomic and economic reasons why potential reductions may be far less than the dire predictions by some analysts. Record Nutrient Removal Record harvests remove record amounts of nutrients from farm fields. As noted above, the 2013 global harvest not just set another record but was a giant step up from the previous peak. USDA estimates released on September 11 show that global grain and oilseed production totaled 2.97 billion tonnes in 2013, up a whopping 8.3% or 228 million tonnes from 2012 and up 7.3% or 203 million from the previous peak in 2011. And the 2014 crop is projected to top last year’s monster harvest. USDA puts this year’s global harvest at 2.99 billion tonnes, up another 0.8% or 24 million tonnes from last year and just 7.0 million tonnes shy of the 3.0 billion tonne mark. The step-up in global grain and oilseed production has drained large amounts of P&K from soils during the last two growing seasons. Based on International Plant Nutrition Institute (IPNI) estimates of nutrient removal by crop, we calculate that the major grain and oilseed crops pulled an additional 7.7% or 1.77 million tonnes of phosphate (P2O5) from farm fields in 2013 compared to 2012. In the case of potash, grain and oilseed crops removed an additional 7.0% or 1.35 million tonnes of potash (K2O) in 2013 vs. 2012. That translates into about 3.8 million tonnes of DAP and 2.3 million tonnes of MOP. “We expect farmers will optimize rather than blindly cut input usage as some analysts have suggested.” - Dr. Michael R. Rahm World Grain & Oilseed Nutrient Removal Mil Nutrient Tonnes 2012 2013 Change Percent Change N Removal 59.3 63.6 4.3 7.3% P2O5 Removal 22.9 24.6 1.7 7.7% K2O Removal 19.2 20.6 1.4 7.0% Source: USDA, IPNI, Mosaic 2.0 2.2 2.4 2.6 2.8 3.0 00 01 02 03 04 05 06 07 08 09 10 11 12 13 14 Bil Tonnes Source: USDA Global Grain and Oilseed Production Crop Year Beginning In 300 350 400 450 500 550 600 650 00 01 02 03 04 05 06 07 08 09 10 11 12 13 14 Mil Tonnes Source: USDA Global Grain and Oilseed E nding S tock s Crop Year Beginning In 2.50 2.65 2.80 2.95 3.10 3.25 3.40 800 825 850 875 900 925 950 00 01 02 03 04 05 06 07 08 09 10 11 12 13 14 Tonnes per Hectare Source: USDA Global Grain and Oilseed H arv ested A rea and Y ield Harvested Area Yield Trend Crop Year Beginning In Mil Hectares

The major grain and oilseed crops account for just two-thirds of total nutrient use according to the latest International Fertilizer Industry Association (IFA) estimates of nutrient use by crop. So, it is not surprising that global shipments of the leading P&K products are projected to set records in 2014 as farmers replace the large amounts of these nutrients hauled off of fields with the 2013 crop. And, as noted above, the 2014 crop will remove even more P&K than last year's record-smashing crop.

More Precision Technology at Work

Record withdrawals coupled with the widespread use of precision application technologies suggest that soils likely will not test at high P&K levels following the 2014 harvest. The speculation that there are adequate amounts of P&K in soils to feed the 2015 crop just doesn't square with recent statistics or, in the case of phosphate, soil chemistry.

The notion that farmers build up P&K levels during good times and then draw them down during the bad times is not consistent with the use of today's precision application technologies and sound nutrient stewardship. A 2013 survey of retail dealers by CropLife magazine and Purdue University indicated that 65% of retail dealers who responded to the survey offered multi-nutrient variable rate application services, up from 42% just two years earlier.

Little Incentive to Break the Phosphorus Cycle This Year

The argument that phosphorus, if not used by the plant, will carry over from one year to the next year is way too simplistic. The soil chemistry of phosphorus is the most complex of the three major nutrients, and the amount of available phosphorus is determined by what agronomists describe as a phosphorus cycle that takes place in the soil solution.

Plants absorb phosphorus through their roots in the form of orthophosphate ions. Water soluble phosphorus from plant nutrient products initially breaks down into orthophosphate ions in the soil solution and is readily available to plants. However, orthophosphate ions are highly social creatures. While they may not move far in the soil, these ions bond quickly with other minerals such as aluminum, calcium and iron or with organic matter to form compounds that are less soluble and less available to a plant. The chemical and physical characteristics of soil such as its pH, organic matter, moisture, temperature and compaction determine how much, how quickly, and how tightly phosphorus will bond with other elements and become unavailable to a plant.

These bonds, fortunately, do not last forever, and the compounds eventually release phosphorus back into the soil solution as a result of other chemical reactions over time. This cycling of phosphorus from readily available to less available to unavailable and back occurs over several years. Most farmers build available phosphorus to target levels in their soils and then replace the amount removed by the crop each year in order to keep the cycle intact.

So yes, there will be available phosphorus in soils. However, most of it will not be from last year's carry-over, but rather from applications during several previous years. Reducing or skipping phosphorus application for a year breaks this cycle and will reduce the amount of available phosphorus in future years. As a result, larger applications are required in the following years in order to supply the amount of available phosphorus needed by a crop.

The table below provides a simple example for a U.S. corn operation. As noted above, the phosphorus cycle varies based on soil characteristics and other factors so this is just an example to illustrate the concept. This example assumes that the farmer wants to achieve a corn yield of 200 bushels per acre and that 70 lbs. of available phosphorus (P_2O_5) are required to reach this goal (or .35 lbs. of P_2O_5 per bushel). It assumes a five-year phosphorus cycle with 30% available during the application year and 17.5% available during the following four years. It also assumes that the farmer has applied 70 lbs. of phosphorus during the last five growing seasons and that the amount of available phosphorus and the amount removed by the crop during the 2014 growing season was exactly 70 lbs. per acre.

Phosphate Cycle 2015

Year	Application Rate (lbs P_2O_5 / Acre)	Available Phosphorus (lbs P_2O_5 / Acre)	Retail DAP Price ($ Ton)	Retail Urea Price ($ Ton)	Cost Savings ($ Acre)
2015	35	60	585	515	$14.59
2016	90	70	585	515	-$8.51
2017	79	70	585	515	-$3.55
2018	74	70	585	515	-$1.48
2019	71	70	585	515	-$0.62
2020	50	70	585	515	$8.25
2021	74	70	585	515	-$1.53
2022	76	70	585	515	-$2.70
2023	75	70	585	515	-$1.99
2024	73	70	585	515	-$1.19

PV of Cost Savings ($ acre)	$3.45
Yield Loss that Offsets Year One Cost Savings (bu ac)	5

Source: Mosaic

Given this starting point and based on current retail prices, if the farmer cuts phosphate application in half in 2015 then the benefit in year one is a cost savings of $14.60 per acre. This calculation values the nitrogen in DAP at the retail price of urea. However, this is not the whole story. If the farmer wants to rebuild phosphorus levels back to 70 lbs. P_2O_5 in 2016 and beyond, he will need to apply more phosphorus during the next few years if yields are in line with objectives and removal is in the 70 lbs. range. The table shows the amount of phosphorus the farmer will need to apply each year in order to achieve his 70 lb. target. In this case, the farmer will need to apply about 90 lbs. of phosphorus in 2016.

So, the benefit of cutting application rates is not just the first year cost savings, but rather the present value of the cost changes over the next several years. While the cost savings are about $14.60 per acre in the first year, the present value of the changes over 10 years is just $3.45 per acre, assuming retail DAP and urea prices remain constant. This provides a good example of why most farmers simply replace the phosphorus removed from the field each year in order to keep the cycle intact.

On the other side of the ledger, the cost of this plan is the value of the potential yield loss in 2015 as a result of lower available phosphorus. The table shows that applying only 35 lbs. of phosphorus will result in available phosphorus of 60 lbs. rather than 70 lbs. per acre in 2015. If the corn price at the farm gate is $3.00 per bushel, a yield loss of just five bushels per acre would negate the first year cost savings. In summary, the farmer saves $14.60 per acre in 2015. That may be important if cash is tight. However, the rate reduction jeopardizes yield and will result in a need to spend more money on phosphorus in order to build levels back to targets. The second table goes through the same analysis for a situation similar to conditions in 2008/09. It assumes retail DAP and urea prices of $1,100 and $800 per ton, respectively, in year one followed by sharp reductions in year two. In this case, skipping phosphorus application resulted in first year cost savings of about $60 per acre. The present value of expected savings during the ten year period was $38 per acre. This analysis suggests that there is much less incentive to break the phosphate cycle this year due to lower phosphate prices today. 2014 Farm Profitability – More Than Low New Crop Prices It is difficult and risky to generalize about farm profitability. Most university or private programs that track actual farm income and expenses show large variability across operations even within the same county as a result of differences in resources and productivity, marketing strategies, and other management practices. Profitability depends on several factors other than today’s new crop prices. The chart shows estimates of revenue over variable cost (ROVC) for a Midwest corn operation for the last three years for three different scenarios. This example includes a severe drought year (2012) as well as a nearly perfect growing season (2014). The first scenario assumes Illinois state average yields and farm-gate prices and is our base case (brown bar). The second assumes a 15% higher yields as well as corresponding higher seed and plant nutrient costs (teal bar). The third scenario assumes that 50% of expected yield (90 bushels per acre) was forward priced at the average new crop futures price in April (tan bar). There are several take-aways from this farming-with-spreadsheets exercise. First, higher prices make up for some of the impact of lower yields during a drought year and higher yields make up for some of the impact of lower prices during an ideal growing season. For example, estimated revenue was $713 per acre during the severe drought year. The average price hit a record of nearly $6.80 per bushel, but the average yield was only 105 bushels per acre. Estimates for the ideal growing season this year show that the expected price dropped more than 50% to about $3.20 per bushel, but revenue dropped 13% to $620 per acre based on an average yield of 194 bushels per acre. Second, a yield advantage is one way to enhance revenue and returns. That advantage may result from luck – you happen to experience ideal growing conditions in the U.S. Corn Belt while a drought reduces yields in Brazil and boosts prices. Or it may result from superior management practices – you utilize more intensive cropping practices including high plant populations and optimum nutrient programs (most likely using MicroEssentials®). The middle bar on the chart shows the impact of reaping a yield 15% greater than the state average. This would have enhanced this year’s ROVC more than $70 per acre from the base case. Finally, marketing strategies can make a big difference, and 2014 provides a good example. Nearly every farm management consultant was advising farmers to forward price a large percentage of their expected 2014 corn crop when new crop prices rallied from post-harvest lows late last year to more than $5.00 this spring. In fact, the monthly average of the daily closing price for the 2014 new crop corn contract was $5.03 per bushel in April. The third bar on this chart shows the impact forward pricing 50% of an expected yield of 180 bushels per acre at the average new crop price in April. This strategy would have boosted the ROVC more than $165 per acre from the base case in 2014. ® $0 $100 $200 $300 $400 $500 $600 12/13 13/14 14/15F $ Acre Source: Iowa State University, USDA and Mosaic Estimated Return Over Variable Cost for a Midwest Corn Operation Average Yield + Farmgate Price +15% Yield 1/2 Expected Yield Forward Priced Phosphate Cycle 2008 Application Rate Available Phosphorus Retail DAP Price Retail Urea Price Cost Savings Year lbs P2O5 / Acre lbs P2O5 / Acre $ Ton $ Ton $ Acre 2008 0 49 1,100 800 $59.88 2009 111 70 550 450 -$16.60 2010 87 70 550 450 -$6.91 2011 77 70 550 450 -$2.88 2012 73 70 550 450 -$1.20 2013 30 70 550 450 $16.10 2014 77 70 550 450 -$2.97 2015 83 70 550 450 -$5.27 2016 80 70 550 450 -$3.88 2017 76 70 550 450 -$2.32 PV of Cost Savings ($ acre) $38.16 Yield Loss that Offsets Year One Cost Savings (bu ac) 14 Source: Mosaic

Finally, record livestock prices have boosted farm income for integrated grain and livestock operations this year. The most recent USDA estimates of U.S. net cash farm income reflect this development. Estimates released by the agency on August 26 indicate that U.S. net cash farm income will total $123.0 billion in 2014, a 6% decline from 2013 but a jump of $21.1 billion from its February forecast.


Bil $
U.S. Net Cash Income
Source: USDA
140
120
100
80
60
40
20
0
80 83 86 89 92 95 98 01 04 07 10 13E

The majority of this revision was due to larger cash receipts from livestock operations. Livestock receipts this year were projected to remain about flat in its February report, but the significant run-up in protein prices resulted in a revision from $181.8 billion in 2013 to $209.6 billion this year. Cash receipts from crop operations also were revised up from its February estimate due to exceptional yields.

P&K Affordability

Prices of the main P&K products are at roughly the same levels as in mid-2010 or the last time corn prices were trading less than $3.50 per bushel. The front month futures contract traded at an average of $3.47 per bushel in June 2010. The table shows that wholesale DAP and MOP prices today are just 8% and 2% greater than values in mid-2010, but ammonia and urea prices are 58% and 40% greater than June 2010 prices.

Price Changes from June 2010 to Present

	Sep '14	Jun '10	Change	Percent Change
Nearby Corn Price ($/bu)	$3.35	$3.47	-$0.12	-3%
Corn Belt Ammonia ($/st)	$650	$412	$238	58%
NOLA Granular Urea ($/st)	$338	$241	$97	40%
Central FL DAP ($/st)	$436	$403	$33	8%
Corn Belt MOP ($/st)	$409	$400	$9	2%

Source: FMB, Fertecon, Fertilizer Week, CME

Likely Adjustments

This analysis is not intended to minimize the likely adjustments that will take place down on the farm in 2014/15. The agricultural sector including the crop input supply industry is facing a much different environment today than during the last seven years and several adjustments are expected during the next year.

First, 2015 land rents are beginning to fall (most contracts in the United States are settled in September or prior to post-harvest operations for the spring crop). For example, a recent media report indicated that the winning bid in a lease auction in southwest Iowa was $227 per acre, down 38% or $140 from $367 for the expiring three-year lease with the same tenant making the winning bid.

Second, farmers are expected to adjust their crop mix in response to changes in relative returns. For example, recent reports from Argentina indicate that farmers may plant more soybeans and less corn during the current planting season. Early reports from Brazil suggest that farmers likely will apply less technology to second crop corn later this year. In the United States, farmers likely will preserve as many options as possible right up until they pull planters out of sheds next spring. Given the tight anhydrous ammonia situation and high prices this fall, some farmers may lock in less corn acres by deferring ammonia application and wait to see how the Southern Hemisphere crops develop over the next few months. Changes in crop mix in the United States likely will be more significant on the fringes of the Corn Belt where corn and soybean acres have increased during the last few years. Some of those acres may return to wheat, small grains or even forage crops.

Third, farm sectors around the world generally are in good financial shape following several years of record farm income. However, farmers likely will defer big-ticket equipment purchases or discretionary consumption expenses if there is a need to conserve cash.

Finally, farmers are expected to recalibrate optimum input usage in response to lower crop prices. But farming today is much different than five or 10 years ago. Farmers are using more and better precision technology such as variable rate planters and variable rate plant nutrient application equipment, and they now can rely on a longer history of detailed yield and application rate data. We expect farmers will optimize rather than blindly cut input usage as some analysts have suggested. Maybe they make one less glyphosate application next year because the benefits of a perfectly weed-free field from the second or third application simply do not justify the costs. However, they are not expected to buy a $410 bag of seed corn and then not feed hungry plants. This would be similar to buying the best genetic feeder pigs or cattle and then not feeding them an adequate or balanced ration.

This document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about the Northern Promise Joint Venture, the acquisition and assumption of certain related liabilities of the Florida phosphate assets of CF Industries, Inc. (“CF”) and Mosaic’s ammonia supply agreements with CF; repurchases of stock; other proposed or pending future transactions or strategic plans and other statements about future financial and operating results. Such statements are based upon the current beliefs and expectations of The Mosaic Company’s management and are subject to significant risks and uncertainties. These risks and uncertainties include but are not limited to risks and uncertainties arising from the ability of the Northern Promise Joint Venture to obtain additional planned funding in acceptable amounts and upon acceptable terms, the future success of current plans for the Northern Promise Joint Venture and any future changes in those plans; difficulties with realization of the benefits of the transactions with CF, including the risks that the acquired assets may not be integrated successfully or that the cost or capital savings from the transactions may not be fully realized or may take longer to realize than expected, or the price of natural gas or ammonia changes to a level at which the natural gas based pricing under one of the long term ammonia supply agreements with CF becomes disadvantageous to Mosaic; customer defaults; the effects of Mosaic’s decisions to exit business operations or locations; the predictability and volatility of, and customer expectations about, agriculture, fertilizer, raw material, energy and transportation markets that are subject to competitive and other pressures and economic and credit market conditions; the level of inventories in the distribution channels for crop nutrients; changes in foreign currency and exchange rates; international trade risks and other risks associated with Mosaic’s international operations and those of joint ventures in which Mosaic participates, including the risk that protests against natural resource companies in Peru extend to or impact the Miski Mayo mine; changes in government policy; changes in environmental and other governmental regulation, including greenhouse gas regulation, implementation of numeric water quality standards for the discharge of nutrients into Florida waterways or efforts to reduce the flow of excess nutrients into the Mississippi River basin, the Gulf of Mexico or elsewhere; further developments in judicial or administrative proceedings, or complaints that Mosaic’s operations are adversely impacting nearby farms, business operations or properties; difficulties or delays in receiving, increased costs of or challenges to necessary governmental permits or approvals or increased financial assurance requirements; resolution of global tax audit activity; the effectiveness of Mosaic’s processes for managing its strategic priorities; adverse weather conditions affecting operations in Central Florida, the Mississippi River basin, the Gulf Coast of the United States or Canada, and including potential hurricanes, excess heat, cold, snow, rainfall or drought; actual costs of various items differing from management’s current estimates, including, among others, asset retirement, environmental remediation, reclamation or other environmental regulation, Canadian resources taxes and royalties, the liabilities Mosaic assumed in the Florida phosphate assets acquisition, or the costs of the Northern Promise Joint Venture, its existing or future funding and Mosaic’s commitments in support of such funding; reduction of Mosaic’s available cash and liquidity, and increased leverage, due to its use of cash and/or available debt capacity to fund share repurchases, financial assurance requirements and strategic investments; brine inflows at Mosaic’s Esterhazy, Saskatchewan, potash mine or other potash shaft mines; other accidents and disruptions involving Mosaic’s operations, including potential mine fires, floods, explosions, seismic events or releases of hazardous or volatile chemicals, as well as other risks and uncertainties reported from time to time in The Mosaic Company’s reports filed with the Securities and Exchange Commission. Actual results may differ from those set forth in the forward-looking statements. Copyright © 2014. The Mosaic Company. All rights reserved. The Mosaic Company Atria Corporate Center, Suite E490 3033 Campus Drive Plymouth, MN 55441 (800) 918-8270 toll free (763) 577-2700 ®